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                                                                     EXHIBIT 2.2


                                August 31, 1999


Motorola, Inc.
1301 East Algonquin Road
Schaumburg, IL  60196

       Re: Agreement for Purchase and Sale of Assets dated June 29, 1999 (the "Agreement").
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Ladies and Gentlemen:

    This letter agreement will amend certain provisions of the Agreement as set forth below. Capitalized terms used but not defined in this letter will have the meanings assigned to them in the Agreement.

    1.   Closing. The Closing will occur at the offices of Holland & Knight LLP,
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         195 Broadway, 24th Floor, New York, New York, on August 31, 1999.

    2.   Purchase Price. The Purchase Price specified in Section 2.1(a)(i) of
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         the Agreement will be paid to Seller as follows: (a) $245,000,000 cash, in immediately available funds, at Closing; (b) shares (the "Shares") of common stock ("Common Stock") of Pinnacle Holdings Inc., a Delaware corporation ("PHI") will be issued to Seller by PHI at Closing, and the number of Shares shall have an aggregate value of $10,000,000. The number of Shares to be issued at Closing is 418,520 based on the average of the high and low trading value of the Common Stock on the Nasdaq Stock Market for the five trading day period ending August 26, 1999. At Closing, Seller and PHI will enter into an agreement regarding registration of the Shares, and PHI will deliver the Shares to Seller. Seller will deliver the Letter of Credit to Purchaser upon Purchaser's payment of the cash portion of the Purchase Price and PHI's delivery of the Shares.

    3.   Indemnification. (a) Section 11.1 of the Agreement is hereby amended
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         and restated in its entirety as follows:

             All representations and warranties contained in the Agreement or in any agreement or other document delivered pursuant hereto shall terminate at Closing and shall be of no further force and effect. Notwithstanding the foregoing, the covenants and agreements of the parties contained in the Agreement that are to be performed following Closing shall survive Closing until such
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                 covenant is performed or unless specifically provided otherwise in the Agreement, this letter or any other amendment to the Agreement or any agreement or document delivered pursuant hereto or thereto.

             (b) Section 11.2(a)(i) is hereby amended and restated in its entirety as follows:

                 (i) caused by any failure to fulfill any covenant or agreement of Purchaser contained herein or in any other agreement or document delivered pursuant hereto.

             (c) Section 11.2(b)(i) is hereby amended and restated in its entirety as follows:

                 (i) caused by any failure to fulfill any covenant or agreement of Seller contained herein or in any other agreement or document delivered pursuant hereto.

             (d) All references to representations and warranties set forth in
             Section 11.3(a) are hereby deleted.

    4.   Covenants. (a) To the extent that Seller has not delivered all of
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         the Commitments and Surveys required to be delivered at Closing pursuant to Section 6.6(a) and Section 6.6(b) of the Agreement, Purchaser hereby waives such failure to deliver; provided, however, that Seller shall continue to cooperate with Purchaser in obtaining such required Commitments and Surveys and shall share equally the costs related thereto as specifically set forth in Section 2.5, Section 6.6(a) and Section 6.6(b) of the Agreement.

         (b) The second sentence of Section 6.6(a) of the Agreement is hereby amended by adding the following to the end of such sentence:

                 ; and provided further, however, that with respect to the general lease exception, Seller shall deliver an ALTA Statement stating that there are no (i) parties in possession of the Owned Real Estate and the Designated Ground Leased Real Estate other than persons or entities to which Seller has granted possessory rights in the ordinary course of Seller's business, the existence of which Seller has otherwise communicated to Purchaser, and (ii) options to purchase or rights of first refusal to acquire all or any portion of the Owned Real Estate or Seller's interest in the Designated Ground Leased Real Estate.

         (c)  [Intentionally Left Blank]

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         (d) Section 6.6(d) of the Agreement is hereby terminated in its entirety and shall be of no further force or effect. Accordingly,
         Section 6.6(e) shall be renumbered as Section 6.6(d).

         (e) Subject to the Master Sublease Agreement, the Operating Agreement and the Land Lease Agreement, notwithstanding Section 1.6 of the Agreement, neither Seller nor any Affiliate shall have any liability or obligation with respect to (i) obtaining any third party consent, (ii) the failure to obtain any third party consent or (iii) relating to any arrangement designed to provide Purchaser the obligations and benefits, under or with respect to any contracts of the Business or any claim or right of any benefit arising thereunder or resulting therefrom.

         (f) Seller shall pay any real estate taxes and franchise taxes for any periods prior to the Closing Date.

    5.   Transferred Employees. For a period of one (1) year from the Closing
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         Date, Purchaser shall provide Seller with the following information in writing within fifteen days of the end of each calendar month: (i) the names of the Transferred Employees who no longer work for Purchaser;
         (ii) the reason for the Transferred Employees no longer working for Purchaser (i.e., resignation, forced relocation, termination with or without Cause); and (iii) whether the required severance payment, if any, has been paid to such Transferred Employees pursuant to Section
         8.1 of the Agreement.

    6.   Purchase Price Allocation. The parties agree that the Purchase Price
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         shall be allocated in accordance with the methodology set forth on
         Schedule A.

    7.   Schedules. Schedules 1.0., 4.7(a), 4.7(b) and 4.8 are hereby amended
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         and restated in their entirety as set forth on Schedule B hereto;
         provided, however, that such Schedules shall be amended from time to time by mutual agreement of the parties.

    8.  Section 2.4.  The phrase "thirty (30) days" set forth in the first
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        sentence of Section 2.4 of the Agreement shall be replaced with "sixty
        (60) days."

    9.  Environmental Permits. The Environmental Permits to be delivered
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        pursuant to Section 7.9 of the Agreement are attached hereto as Schedule
        C.

   10.  Further Execution of Special Warranty Deeds and Assignments and
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        Assumptions of Ground Leases. Notwithstanding the attachment of amended
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        and restated Schedules 4.7(a) relating to Owned Real Estate and 4.7(b)
        relating to Ground Leased Real Estate, due to the fact that a Commitment has not yet been received for each parcel of Ground Leased Real Estate and Owned Real Estate, certain Purchased Assets may have been inappropriately categorized. In the event that any Commitment shall disclose the existence of a Ground Leased Real Estate site, or an Owned Real Estate site, not so previously categorized, or for which a special warranty deed or an assignment and assumption of ground lease has not been duly executed, whether relating to Purchased Assets in the United States or in Canada,

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        Seller and Purchaser shall each, in good faith, upon the request of the other, duly execute and deliver, in recordable form, as necessary, the special warranty deed, assignment and assumption of ground lease, state specific transfer affidavits and transfer tax declarations and all such other documents required or reasonably necessary to carry out the purposes of the Agreement and the conveyance of the Purchased Assets as intended herein.

   11.  Agreement. Except as expressly modified or supplemented hereby, the
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        Agreement and all agreements, instruments, and documents executed or delivered pursuant thereto have remained and shall remain at all times in full force and effect in accordance with their respective terms.

   12.  Entire Agreement. Purchaser and Seller hereby agree that Section 15.7 of
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        the Agreement is amended to include this letter agreement.

   13.  Software License. Purchaser hereby grants and the parties agree that
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        they will enter into a mutually acceptable perpetual, royalty-free, non-
        exclusive license to Seller with respect to the software set forth on
        Schedule 1.2(i) and Schedule 13.3 of the Agreement within fifteen (15) days from the date hereof.

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     Please evidence your agreement to the foregoing by executing this letter in the space provided below.

                              Sincerely yours,

                              PINNACLE TOWERS INC.,
                              A DELAWARE CORPORATION

                              BY:
                                 ------------------------------------
                              ITS:
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                              PINNACLE TOWERS CANADA INC.,
                              A NEW BRUNSWICK CORPORATION

                              BY:
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                              ITS:
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AGREED AND ACCEPTED AS OF
AUGUST 31, 1999.

MOTOROLA, INC., A DELAWARE
CORPORATION

BY:
   --------------------------
ITS:
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MOTOROLA CANADA LIMITED

BY:
   --------------------------
ITS:
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      The schedules to this Agreement have been omitted pursuant to Item
601(b)(2) of Regulation S-K. The Registrant agrees to furnish these schedules upon request.


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